EXHIBIT 99


                                    CONAGRA, INC.
                                 NOTICE OF REDEMPTION
              $25 CLASS E CUMULATIVE CONVERTIBLE VOTING PREFERRED STOCK
                                CUSIP NO. 205887 40 9

          Redemption Date:  November 30, 1995

          Conversion Privilege expires:  November 29, 1995


               NOTICE IS HEREBY GIVEN by ConAgra, Inc., a Delaware corporation (the "Company"), that it will redeem on November 30, 1995 (the "Redemption Date") all of the outstanding shares of its $25 Class E Cumulative Convertible Voting Preferred Stock (the "Preferred Stock"), pursuant to the provisions of the Certificate of Designation relating to the Preferred Stock. The redemption price is $25.76819 per share, representing a redemption price of $25.48225 per share of Preferred Stock plus accrued and unpaid dividends thereon through and including the Redemption Date (the "Redemption Price").

               From and after the close of business on the Redemption Date, the Preferred Stock will no longer be deemed outstanding, the right to receive dividends thereon will cease to accrue, and all rights of the holders of the Preferred Stock as stockholders of the Company will cease and terminate, except the right of the holders of the Preferred Stock to receive payment of the Redemption Price therefor, without interest, upon surrender, on or after the Redemption Date, of certificates representing the Preferred Stock.

               Holders of shares of Preferred Stock may elect to convert any or all of the shares to be redeemed into shares of the Company's Common Stock, $5 par value per share (the "Common Stock"), at any time prior to the close of business on November 29, 1995, at the rate of 1.017728 shares of Common Stock per share of Preferred Stock. Payment of accrued and unpaid dividends on the Preferred Stock to (but excluding) the conversion date will be made upon conversion.

               A Letter of Transmittal is enclosed for use in surrendering Preferred Stock for conversion or redemption. The Letter of Transmittal contains instructions that should be read and followed carefully. The Letter of Transmittal must be properly completed, signed and dated. Certificates representing the Preferred Stock may be submitted pursuant to the Letter of Transmittal either by mail or by hand at the address as set forth in the Letter of Transmittal. The method of delivery of stock certificates is at the option and risk of the holder of Preferred Stock. If sent by mail, it is strongly recommended that certificates be sent by registered mail, properly insured, with return receipt requested.

               The closing sale price of the Common Stock as reported on the New York Stock Exchange Composite Tape on October 12, 1995, was $40.00. SO LONG AS THE MARKET PRICE OF THE COMMON STOCK EXCEEDS $25.32, A HOLDER OF PREFERRED STOCK WHO CONVERTS WILL RECEIVE COMMON STOCK (AND CASH IN LIEU OF FRACTIONAL SHARES) WITH A MARKET VALUE GREATER THAN THE AMOUNT OF CASH THE HOLDER WOULD RECEIVE UPON REDEMPTION. Conversion will be effected only for those Preferred Stock certificates received by Chemical Mellon Shareholder Services, L.L.C. as Redemption Agent, at the address set forth on the enclosed Letter of Transmittal prior to 5:00 p.m. New York City time, on November 29, 1995, accompanied by properly completed and signed Letter of Transmittal indicating that the holder of such Preferred Stock certificates elects conversion.

               The Company has been advised that, under present Federal income tax laws, no taxable gain or loss will be recognized by holders of Preferred Stock upon conversion of the Preferred Stock into Common Stock, except for cash received in lieu of fractional shares and cash received for accrued and unpaid dividends. Cash received for accrued and unpaid dividends upon conversion will generally be treated as an ordinary dividend. Gain or loss will generally be recognized by holders of Preferred Stock whose ownership interests in the Company (held both directly and constructively) are completely terminated upon redemption of their Preferred Stock. Holders of Preferred Stock should consult their own tax advisors as to the tax consequences applicable to them upon either conversion or redemption.

               Any questions regarding the redemption or conversion of the Preferred Stock, or requests for additional copies of the Letter of Transmittal, should be directed to Georgeson & Company, Inc. the Information Agent, at the address or phone number in the Letter of Transmittal.

                                                              CONAGRA, INC.

          Dated:  October 16, 1995